Exhibit 99.1

VIVUS Announces Marketing Approval of Avanafil in the Russian Federation for the Treatment of Erectile Dysfunction

CAMPBELL, CA., March 14, 2019 — VIVUS, Inc. (NASDAQ: VVUS; the “Company”), a biopharmaceutical company, today announced that the Ministry of Health of the Russian Federation has approved 50 mg, 100 mg and 200 mg tablets of avanafil for the treatment of erectile dysfunction (ED). The product will be marketed in the Russian Federation under the brand name RAZATUS.

“The approval of avanafil in the Russian Federation adds to the growing list of territories in which the product is now available for the treatment of ED and demonstrates the high quality capabilities of our Regulatory Affairs team, in close collaboration with our partners Sanofi and Menarini, to obtain drug approvals in multiple jurisdictions,” said John Amos, Chief Executive Officer at VIVUS. “Following recent approvals of avanafil in Jordan, Saudi Arabia, Turkey and the United Arab Emirates, approval in the Russian Federation further demonstrates the potential of the product in multiple global markets. We will continue to drive licensing opportunities for avanafil and effectively manage our existing avanafil license agreements for optimal royalties.”

VIVUS has licensed the rights to avanafil in a variety of global territories. These include an exclusive license to Menarini to commercialize and promote avanafil as SPEDRA for the treatment of ED in over 40 European countries, including the EU Member States, plus Australia and New Zealand, and an exclusive license to Metuchen to market STENDRA in the United States, Canada, South America and India. The Company is currently in discussions with potential partners to develop, market and sell avanafil for territories in which it does not currently have a commercial collaboration, including the Middle East and Africa, Russia and certain former CIS countries, and Central America and Mexico.

About Avanafil

Avanafil is an oral phosphodiesterase type 5 (PDE5) inhibitor indicated for the treatment of erectile dysfunction.  The product received U.S. Food and Drug Administration approval for the treatment of erectile dysfunction in April 2012 under the approved trade name STENDRA. In June 2013, the EC adopted a decision granting marketing authorization for SPEDRA, the approved trade name for avanafil in the EU, for the treatment of ED in the EU.

Important Safety Information for Avanafil

Avanafil is prescribed to treat erectile dysfunction (ED).

Do not take avanafil if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity.  If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

Avanafil may affect the way other medicines work.  Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including avanafil) reported a sudden decrease or loss of vision.  It is not possible to determine whether these events are related directly to these medicines or to other factors.  If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA.  It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors.  If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away.  If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of avanafil.

Drinking too much alcohol when taking avanafil may lead to headache, dizziness, and lower blood pressure.

Avanafil in combination with other treatments for ED is not recommended.

Avanafil does not protect against sexually transmitted diseases, including HIV.

The most common side effects of avanafil are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for avanafil (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to manage the supply chain for STENDRA/SPEDRA (avanafil) for our current or potential collaborators; risks and uncertainties related to the timing, strategy, tactics and success of the launches and commercialization of STENDRA/SPEDRA (avanafil) by our current or potential collaborators; risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with Mitsubishi Tanabe Pharma Corporation in which we do not have a commercial collaboration; and the ability of our partners to maintain regulatory approvals to manufacture and adequately supply our products to meet demand. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768